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PATRIOT SCIENTIFIC CORPORATION SENDS LETTER TO STOCKHOLDERS
SAN DIEGO, Calif., October 23, 2008 — Patriot Scientific Corporation (PTSC), today sent the following letter to certain stockholders from President and CEO, Rick Goerner.

CONTACT: Angela Hartley
Patriot Scientific
760/547-2700 ext. 102
For Immediate Release

Letter to the Shareholders of Patriot Scientific Corporation from President/CEO Rick Goerner on Business Update

CARLSBAD, California – October 23, 2008 – To all shareholders and stakeholders of Patriot Scientific Corporation (OTC BB: PTSC), this letter provides an update on significant business activities at the Company.  I am committed to facilitate regular communication to Patriot Scientific’s shareholders through these letters to provide additional insight on topical business issues and to provide a uniform status report on important activities at the Company.

The Company will conduct its annual meeting next week, and I will summarize details of that meeting to all shareholders after it is over, however, in keeping with my theme of regular communication, I wanted to provide a brief update on Patriot’s business activities and address a few issues prior to the meeting. In this letter I will focus on three topics: 1) a brief update on activities to expand Patriot Scientific’s future business prospects, 2) plans for the upcoming Annual Shareholder Meeting and proposals seeking shareholder approval, and 3) comments on some recent issues raised by shareholders.

Update on Activities to Position Patriot Scientific for the future

The key theme of Patriot’s evolving M&A strategy is to leverage our current capital resources (cash and stock), and the future earnings generated from the company’s MMP™ Portfolio interest, into a viable growth-oriented operating company. Patriot Scientific has a strong balance sheet. Our favorable cash position and trading liquidity are attractive to many companies (both public and private) seeking cash to grow. In fact, current market conditions can be viewed as a “most opportunistic” time to acquire valuable business assets to build long term shareholder value.

The Crossflo Systems acquisition, closed September 1, represents Patriot Scientific’s first full M&A transaction. Crossflo’s unique data sharing software tool addresses a complex, widespread, and fundamental challenge to meeting the government’s widely publicized “Connect the Dots” objective. These requirements are certainly evident in Homeland Security (National Fusion Centers), law enforcement and healthcare (fueled by recent Congressional legislative changes). Each of these markets represents multi-billion dollar revenue opportunities for database integration software. As I reported in my last letter, despite the early and developing nature of this new public sector data sharing market, Crossflo has demonstrated benchmark revenue projects in each of these sectors.

We are excited to note that Crossflo’s technology and logo are highlighted with Hewlett Packard’s (HP) Integrity Non-Stop server technology on its healthcare solutions website as a partner for HP’s healthcare initiative. Crossflo and HP are actively involved in several pilot healthcare projects that could grow into multi-million dollar initiatives connecting hospitals, physicians groups, and other medical service providers. With HP as a partner we are confident that we can increase Crossflo’s market presence and accelerate revenues in the healthcare sector.

HP web link: http://h71028.www7.hp.com/ERC/downloads/4AA0-6005ENW.pdf

Additionally, Crossflo has expanded its healthcare product offering to include a solution from a company called Iameter to bundle Iameter’s “quality of care” data analysis software for healthcare applications. Iameter has provided, for several years, a healthcare software platform for hospitals and physician groups to assess the quality of care delivery against state and federal healthcare standards to help them realize quality improvements and reduced cost. Iameter’s solutions have recently become important to healthcare providers because Medicare has just announced that for the first time quality of care will now affect the amounts healthcare providers are reimbursed for services provided to Medicare patients. This fundamental change in the nation’s largest healthcare reimbursement system makes Iameter’s technology a timely and compelling addition to Crossflo’s data sharing technology.  Iameter’s software product and services are now being offered as components of the HP-Crossflo “Health Information Solution.”  As we believe Iameter’s product is very synergistic with Crossflo’s, Patriot has executed a Memorandum of Understanding to acquire the assets of Iameter, merging their resources into Crossflo before year-end if the transaction is finalized.

We had planned to file historical and proforma financial statements for Crossflo with the SEC in conjunction with our recent 10-Q filing, but the finalization of certain tax structure issues for the transaction have caused a delay in creating the required financial reports. We fully expect, however, to meet or beat the November 17, 2008 SEC filing deadline. At the shareholder meeting, I will outline plans moving forward to increase revenues and profits based on Patriot Scientific’s ability to provide additional capital resources to drive the Crossflo business. Crossflo management will also be available at the meeting for questions.

With Crossflo’s data sharing tools as the core, we are continuing to evaluate other opportunities to acquire complementary software products with specific emphasis on healthcare and government/law enforcement applications.  We expect these activities will help Crossflo to better capitalize on these emerging opportunities by broadening and accelerating future customer engagements and revenues.

Annual Shareholders meeting and proposals for shareholder approval

As you are now aware, our annual shareholder meeting will be held in Carlsbad, CA on October 30, 2008 at 10:00 am.  I am looking forward to a productive meeting and to meeting many of the Patriot shareholders. We will be conducting the formal shareholders business meeting promptly at 10:00 am with a brief business overview and Q&A panel to follow to address specific inquiries.

I wish to bring to your attention two of the proposals which have been put before the shareholders for approval:

1.	Increase the 2006 stock option plan by 5 million shares (~1.2% of the outstanding shares).
2.	Increase the authorized shares from 500,000,000 to 600,000,000 shares.

Both of these initiatives are a consequence of our M&A efforts. The first proposal addresses the need to provide a means to attract, retain and motivate employees, primarily new Patriot employees. A consequence of a successful M&A effort is increased employee headcount. As we become more established as an operating company in the technology sector, we will need to provide for employee incentive stock options that are customary for companies like Patriot. For example, closing the Crossflo transaction, increased Patriot’s headcount from 4 in January 2008 to more than 25 today. I could project 45 to 50 or more employees by mid-2009, and Patriot simply does not have sufficient option shares available to provide for our existing and planned new employees. Patriot’s current option pool represents less than 3% of the shares outstanding.  Our motion increases this percentage to less than 4% of the outstanding shares, still very far below the average for technology companies.

The second proposal is to provide adequate “currency value” with which to enable Patriot’s management and Imperial Capital, Patriot Scientific’s investment banker, to continue to pursue M&A discussions with other potential operating companies (both public and private). Particularly in this weakened market, we believe these additional shares will be critical to realizing value from our ability to pursue attractive operating entities capable of increasing Patriot Scientific’s market capitalization. We are building momentum with our M&A pursuits and have several very interesting companies with whom we are in discussion. I urge that you consider a favorable vote on this proposal.

Management and the Board of Directors are seeking your approval for these two proposals to continue to have the tools to execute our M&A plans for future growth and profitability. As an increasing number of brokers today will not vote your shares on your behalf,  it is extremely important that all shareholders actively vote their shares for these initiatives to pass.

Comments on other shareholder inquiries

1)	Update on USPTO actions on MMP™ patent re-examinations
2)	Questions regarding a reverse split of Patriot shares
3)	What are we doing to increase the awareness of Patriot’s story (IR update)

1)   Update on USPTO actions on MMP™ patent re-examinations

I have stressed the fact that the patent re-examination process is a very complicated and lengthy process. Patent Office actions are publicly disclosed, and we look forward to the final actions by the USPTO. Both Patriot Scientific and TPL are involved in litigation regarding the patents, and comments regarding the status of the various patent re-examinations and patent office actions cannot be made at this time.

TPL/Alliacense continues, however, to engage new licensees as evidenced by the new MMP™ licenses announced with Rockwell Automation and Respironics.

2)  Questions regarding a reverse split of Patriot’s shares

Several shareholders have expressed concerns on both sides of this question, namely:

a.	We hope that you are not contemplating a reverse split that could potentially be a short term fix to our weaker share price, but often has negative long term impact on a company’s market cap and,
b.	When will Patriot reverse split its shares to pursue a listing on a more broadly traded exchange with access to additional investors and financial institutions precluded from trading in OTC shares? .

Patriot’s management and the Board are keenly sensitive to the concerns of the shareholders on both sides of this question and will, together with our legal and financial advisors, including Imperial Capital, continue to evaluate this issue. There is no current discussion to pursue a reverse split at this time, but two scenarios would likely trigger the consideration of this action: a larger M&A transaction with a strong revenue, profit and market perspective and/or a reverse merger of Patriot into a current public company trading on another exchange.

I believe that it will be in the best interest of shareholders long term to seek listing on a more broadly traded exchange, but do not feel that current business conditions warrant active pursuit of this goal today.

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3)	What are we doing to increase the awareness of Patriot’s story (IR update)

In mid-summer we changed the Company’s public relations (PR) and investor relations (IR) strategy bringing on Ibis Consulting, announcing the plans for internal IR support to complement Ibis’s efforts and move PR in a different direction. We believe that those efforts have been well received and are operating very effectively today. I have received numerous shareholder comments on Angela Hartley and her professional handling of shareholder inquiries.

Further, it is imperative to grow awareness of Patriot among new potential investors. Toward that end Ibis has driven a very proactive program of potential new investor meetings and financial conference participation on a broad front.  Since early September I have met with potential investors in New York City (twice), Los Angeles, San Diego, Orange County and Florida. I recently attended the FSXone conference on Fort Lauderdale, where we had the opportunity to meet one on one with new potential investors, present the Patriot story to a large group of interested broker/dealers and investors and even got a five minute spot on a national radio business show (American Scene Radio with Steve Crowley).

Additionally, before year-end I am planning to be in New York City again for new investor meetings and the Paulsen Conference (November 12). Ibis is coordinating a European road show for early December and San Francisco in November.  I expect to spend a minimum of a third of my time positioning the Patriot story with new potential investors.

In these troubled times for the market, Patriot certainly cannot, and should not control the price of our shares, however, we can insure that we extend our best effort to increase the awareness of Patriot’s evolving story and let market forces take it from there.

As always, it is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and the marketplace, and I will continue to look forward to your comments and inquiries.

I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific and the progress we are making toward building a “new Patriot” with solid future growth and profitability.

I’ll look forward to meeting many of you at the upcoming shareholder meeting.

Sincerely,

/s/ Rick Goerner

Rick Goerner
President/CEO
Patriot Scientific Corporation

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Full information regarding the Annual Shareholders meeting and proposals for shareholder approval can be found in Patriot’s definitive Proxy Statement for the 2008 annual meeting of shareholders filed with the SEC on September 22, 2008, and the Patriot’s Annual Report on Form 10-K for year ending May 31, 2008, filed with the SEC on August 14, 2008, as well as Patriot’s Quarterly Report on Form 10-Q for the period ended August 31, 2008, filed with the SEC on October 10, 2008, all of which are available on Patriot’s website at www.ptsc.com, or at www.sec.gov.

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